UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 14, 2007

MANPOWER INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 North Ironwood Road Milwaukee, Wisconsin	53217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414)  961-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 14, 2007, Manpower Inc. (the “Company”) appointed Gina R. Boswell to its Board of Directors.  Ms. Boswell was also appointed to the Audit Committee of the Company’s Board of Directors.

As a non-employee director of the Company, Ms. Boswell will participate in the same compensation arrangement as the other non-employee directors of the Company, which consists of a cash retainer equal to $60,000 per year, a fee of $2,000 per Board of Directors or Committee meeting attended in person, a fee of $1,000 per Board of Directors or Committee meeting attended telephonically and reimbursement for travel expenses incurred in connection with attending Board of Directors and Committee meetings.  In addition, Ms. Boswell received a prorated annual grant of 1,159 shares of deferred stock upon her appointment to the Board of Directors.  As permitted under the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan of the Company, Ms. Boswell elected to receive the prorated annual grant in restricted stock.  This election will be effective April 1, 2007, at which time Ms. Boswell will receive a number of shares of restricted stock equal to the number of unvested shares of deferred stock then held by her, and such unvested shares of deferred stock will be forfeited.  The restricted stock will vest in equal quarterly installments on the last day of each calendar quarter during the year.

The press release issued by the Company announcing the appointment of Ms. Boswell is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Also on February 14, 2007, Stephanie A. Burns notified the Company that she would not be standing for re-election to the Company’s Board of Directors at the Company’s 2007 annual meeting of shareholders due to her commitment to serve on another board that more closely aligns with her career and expertise.

The press release issued by the Company announcing Dr. Burns’ decision is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description

99.1	Press Release dated February 14, 2007.

99.2	Press Release dated February 21, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2007	MANPOWER INC.

By: /s/ Michael J. Van Handel
Michael J. Van Handel
Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated February 14, 2007.

99.2	Press release dated February 21, 2007.